Exhibit 5.1

November 6, 2026

Forrester Research, Inc.

60 Acorn Park Drive

Cambridge, MA 02140

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is delivered to you in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed by Forrester Research, Inc. (the “Company”) on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), for registration under the Securities Act of 450,000 additional shares of the Company’s common stock, $0.01 par value per share (the “Shares”), issuable pursuant to the Forrester Research, Inc. Amended and Restated Employee Stock Purchase Plan (the “Plan”).

We have examined the Restated Certificate of Incorporation of the Company (including Certificates of Amendment thereto), the corporate minute books, the Amended and Restated By-Laws of the Company, the Plan and the Registration Statement. We have also examined such other documents, records and certificates and made such further investigation as we have deemed necessary for the purposes of this opinion and have assumed, without independent inquiry, the accuracy of these documents. In that examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed as copies, the authenticity and completeness of all original documents reviewed in original form and the legal competence of each individual executing such documents.

Based upon and subject to the foregoing, we are of the opinion that the Shares to be sold by the Company under the Plan, as in effect on the date hereof, when issued in accordance with the terms of the Plan will be legally issued, fully paid and nonassessable.

We understand that this opinion is to be used in connection with the Registration Statement and consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Choate, Hall & Stewart LLP

CHOATE, HALL & STEWART LLP